Exhibit 5.2

May 3, 2012

Molson Coors Brewing Company

1225 Seventeen Street, Suite 3200

Denver, Colorado 80202

Ladies and Gentlemen:

We have acted as special Colorado counsel to (i) Coors Brewing Company, a Colorado corporation, and Newco3, Inc., a Colorado corporation (collectively, the “Corporate Guarantors”), and (ii) CBC Holdco LLC, a Colorado limited liability company, CBC Holdco 2 LLC, a Colorado limited liability company, and MC Holding Company LLC, a Colorado limited liability company (collectively, the “LLC Guarantors”; and together with the Corporate Guarantors, the “Colorado Guarantors” and individually, a “Colorado Guarantor”) in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) the issuance by Molson Coors Brewing Company, a Delaware corporation (the “Company”), of $300,000,000 aggregate principal amount of its 2% Senior Notes due 2017, $500,000,000 aggregate principal amount of its 3.5% Senior Notes due 2022 and $1,100,000,000 aggregate principal amount of its 5% Senior Notes due 2042 (collectively, the “Notes”), and (ii) the issuance by the Guarantors (as defined below) of the Guarantees (as defined below).

The Notes will be guaranteed (the “Guarantees”) on a senior unsecured basis by the Guarantors. The Notes and the Guarantees will be issued under an Indenture, dated as of May 3, 2012 (the “Base Indenture”), by and among the Company, the Colorado Guarantors and the other guarantors party thereto (collectively, the “Guarantors”), and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”).

In connection with rendering this opinion, we have examined originals or copies of (i) the Base Indenture and a supplemental indenture, dated as of May 3, 2012, by and among the Company, the Guarantors, and the Trustee (together with the Base Indenture, the “Indenture”), (ii) the articles of incorporation and bylaws of each of the Corporate Guarantors and the articles of organization and operating agreement of each of the LLC Guarantors, (iii) the resolutions of the board of directors or other governing body of each Colorado Guarantor, and (iv) such other documents and records as we have deemed necessary and relevant for purposes hereof. In addition, we have relied upon certificates of officers of the Colorado Guarantors and of public officials as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and

Molson Coors Brewing Company

May 3, 2012

records submitted to us as originals, the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein. We have also assumed that the directors of each Corporate Guarantor or the members of each other governing body of each LLC Guarantor have been duly elected or appointed. With respect to the opinion in paragraph 1 regarding the valid existence and good standing of each Colorado Guarantor in the State of Colorado, we have, without independent verification or investigation, relied solely upon certificates of good standing issued by the Secretary of State of the State of Colorado on May 3, 2012.

Based upon the foregoing and upon such investigation as we have deemed necessary, and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

1. Each of the Colorado Guarantors is validly existing and in good standing under the laws of the State of Colorado.

2. Each of the Colorado Guarantors has all requisite power and authority to execute, deliver and perform its obligations under the Indenture, including the Guarantees, and to consummate the transactions contemplated thereby.

3. The Indenture, including the Guarantees, has been duly authorized by each Colorado Guarantor.

The foregoing opinions are based on and limited to the laws of the State of Colorado, and we render no opinion with respect to the laws of any other jurisdiction.

This opinion is limited to the matters expressly set forth herein, and no opinion is implied or may be inferred beyond the matters expressly so stated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder. Other than as set forth above, this opinion is furnished to you solely for your benefit in connection with the transactions described above and is not to be used, circulated, quoted, relied upon or otherwise referred to for any other purpose without our prior written consent in each instance, and this opinion may not be relied upon by you for any other purpose or by any other person or entity in any manner or for any purpose.

Molson Coors Brewing Company

May 3, 2012

This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Sincerely,

/s/ Faegre Baker Daniels LLP

FAEGRE BAKER DANIELS LLP

CDB